Exhibit 4(b)


March 30, 1995



Ms. Audrey Goodman
Assistant Treasurer
Wellman, Inc.
1040 Broad Street, Suite 302
Shrewsbury, New Jersey 07702




Dear Audrey:

We are pleased to advise you that Midlantic Bank, N.A., hereafter known as the "Bank" has approved a credit facility for Wellman, Inc. hereafter known as ("the Borrower") under terms of which the Bank will entertain requests for credit up to the amount stated below. We emphasize that requests for advances will be subject to approval on an individual basis and may be disapproved at the Bank's discretion, and that this facility is independent of our participation in the February 8, 1995 $330,000,000 Revolving Credit Facility (the "Senior Bank Loan Agreement"), except as to the cross-default provision detailed below.


BORROWER:
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Wellman, Inc., a Corporation organized under the laws of Delaware.

MAXIMUM AMOUNT:
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Fifteen Million Dollars ($15,000,000,00)

PURPOSE:
- -------
Advances approved under this facility will be used only for short term working capital requirements.

PROMISSORY NOTE:
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In form attached.

INTEREST RATE:
- -------------
To be negotiated at the time of advance, but not to exceed Midlantic Bank, N.A.'s Prime Rate of interest.

The Prime Lending Rate "Prime Rate" is the rate of interest announced from time to time by Midlantic Bank, N.A. as its "Prime Rate" or "Prime Lending Rate". This rate of interest is determined from time to time by Midlantic Bank, N.A. as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest charged by Midlantic Bank, N.A. to any particular class or category of customers of Midlantic Bank, N.A.






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Wellman, Inc.
March 30, 1995
Page 2


PERIOD:
- ------
Availability of advances will expire on March 31, 1996, and are subject to the provisions of the Note and the Bank's continued satisfaction with the financial condition of the Borrower.

During the period of this Line, the Borrower is required to repay all funds for a period of at least Thirty (30) consecutive days,

AVAILABILITY:
- ------------
Each request for an advance will have stated maturities from 1 to 90 days, subject to a minimum advance of One Million ($1,000,000,00) Dollars.

FEES:
- ----
None.

COMPENSATING BALANCE REQUIREMENT:
- --------------------------------
No specific compensating balance requirement.

COLLATERAL:
- ----------
None.

REQUIRED FINANCIAL INFORMATION:
- ------------------------------
Satisfaction of reporting requirements under the Senior Bank Loan Agreements will satisfy the following two reporting requirements:

Consolidated financial statements audited by an Independent Certified Public Accountant within Ninety Days (90) after the end of the Borrower's fiscal year, together with Form 10-K.

Borrower's interim statements including Form 10-Q, within Sixty Days (60) after the end of each fiscal quarter.

FINANCIAL COVENANTS:
- -------------------
This credit facility will be "cross-defaulted" with the Senior Bank Loan Agreement in accordance with the terms of that certain Loan Agreement dated as of February 8, 1995 as the same may be amended from time to time.

APPROVAL:
- --------
By signing this letter Borrower acknowledges the Bank's reliance upon all financial and other information previously or hereafter furnished to the Bank by or on behalf of Borrower, and represents and warrants that all such information is and will be to the best of Borrower's knowledge and belief true and correct.








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Wellman, Inc.
March 30, 1995
Page 3



This letter shall be void if any of such information proves to have been incorrect in any material respect, any material adverse change occurs in the financial condition or business of Borrower, or the following additional condition is not satisfied:

     execution and delivery, within Thirty days (30) after your acceptance hereof, of the Note and Corporate Resolution required by the Bank, all in form and substance satisfactory to the Bank,

This letter creates no rights in anyone other than Borrower, and no rights hereunder are assignable by Borrower. No amendment or waiver of any provision of this letter shall be effective unless in writing and signed by an authorized officer of the Bank and authorized representative of Borrower. This letter and all provisions thereof, shall be governed by the laws of the State of New Jersey.

I shall appreciate your confirming our understanding by signing and returning the enclosed copy within Fifteen days (15) from the date of this letter.

Very truly yours,

/s/ Patrick M. Wallace

Patrick M. Wallace
Senior Vice President
(908) 776-5002

PMW:kam
Enclosure

Confirmed:                         WELLMAN, INC.


Attest:/s/ Claudia Schwinn         By: /s/ Audrey Goodman, Ass't Treasurer
       -------------------             -----------------------------------
                                   Date: April 5, 1995
                                         -------------




















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                         COMMERCIAL LOAN MASTER NOTE
                         ---------------------------

                                                      Amount:  $15,000,000.00
                                                        Dated:  April 5, 1995

FOR VALUE RECEIVED, Wellman, Inc. (the "Borrower") promises to pay MIDLANTIC BANK, N.A. a National Banking Association (the "Bank"), at its offices located at 60 Neptune Boulevard, Neptune, New Jersey, or at such other place as the Bank may direct, FIFTEEN MILLION AND 00/100 DOLLARS, or such lesser principal amount of unpaid and outstanding borrowings, together with interest, as follows:

1) INTEREST: (a) Interest under this Note will accrue on the unpaid principal balance of each advance at the annual rate(s) set forth in subparagraph (b) of this section (calculated on the actual number of days elapsed over a 360-day year). At no time, however, shall the interest rate exceed the maximum allowable by law. (c) The interest rate on individual advances under this Note will be quoted individually and fixed to the maturity date of the particular advance.

2) TERM: Individual advances under this Note will each have a specific maturity date. The maturity date will be specified by the Borrower at the time of each advance. In no event, may any advance have a maturity date later than March 31, 1996 (the "Final Maturity").

     All Loans made by Bank pursuant to this Note, and all payments made on account of principal hereof, may be recorded by Bank on the grid attached to and made a part of the Note. Amounts recorded on such grid, or any amounts recorded by Bank electronically, by computer or otherwise in accordance with its customary practices, shall be conclusive absent manifest error, but failure to make or error in any such recordation shall not affect Borrower's obligation to repay the amounts due under this Note.

3) PAYMENTS: The Borrower shall pay principal and interest on this Note as follows: (a) Interest is due and payable at maturity for advances with a term of 60 days or less. Interest is due and payable monthly in arrears and at maturity for advances with a term greater than 60 days. (b) The principal amount of each advance is sue and payable on the maturity date of such advances but in no event later than Final Maturity. All payments will be applied first to accrued interest and then to principal.

4) DEFAULT: Each of the following shall constitute an "Event of Default" hereunder: a) failure of Borrower to pay or perform any of its liabilities or obligations to Bank under this Note, whether now existing or hereafter arising, when due to be paid or performed; or b) if any default shall have occurred and be continuing after any applicable grace period under that certain Loan Agreement dated February 8, 1995 by and between Borrower and Fleet National Bank, as Administrative Agent, and the other financial institutions parties thereto providing for a $330 million Revolving Credit Loan (as it may be amended from time to time the "Senior Bank Loan Agreement") which had resulted in the acceleration of Borrower's obligation under such Senior Bank Loan Agreement.

     Upon the occurrence of any default, the entire amount of interest, principal, and any other sums due under this Note shall become due and payable immediately. Until such sums are received, interest shall accrue at the rate(s) of interest equal to 1,00% per annum in excess of rates of interest which were in effect on each advance immediately prior to the default if default had not occurred.


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6)   WAIVERS:  The Bank is not required to do any of the following before enforcing its rights under this Note:

     (a)  Accelerate payment of amount due;
     (b)  Give notice that amounts due have not been paid;
     (c)  Obtain an official certificate of nonpayment;
     (d) Provide notice to any other lender that is party to the February 8, 1995 $330,000,000.00 Bank Group Revolving Credit Facility as amended, to which the Bank's loan hereunder is cross-defaulted.

7) NOTE BINDING ON EACH BORROWER AND SUCCESSORS: All obligations under this Note are the joint and several unconditional obligations of Borrower and all who succeed the Borrower's rights and interests.

8) OTHER PROVISIONS: The Borrower acknowledges receipt of a copy of this Note and its consent to the choice of terms set forth in this Note.

9) CHANGES: This Note can only be changed by an agreement in writing signed by the Borrower and the Bank.

10) GOVERNING LAW: This Note shall be construed according to the laws of the State of New Jersey, and the Borrower consents to the jurisdiction of the courts of the State of New Jersey to determine any questions of fact or law arising under this Note. Bank and Borrower waives any right to trial by jury of any claim arising under this Note.

11) ACTIONS INVOLVING THIS NOTE: If this Note is referred to any attorney for collection, the Borrower agrees to pay all reasonable costs of collection, including court costs and attorney's fees.

WITNESSED OR ATTESTED BY:           WELLMAN, INC.


/s/ Claudia Schwinn                 By:  /s/ Audrey Goodman
- --------------------                   --------------------
Name:  Claudia Schwinn              Name:  Audrey Goodman
Title: Executive Assistant          Title:  Assistant Treasurer